REAFFIRMATION AND RATIFICATION AGREEMENT AND AMENDMENT

January 6, 2006

Laurus Master Fund, Ltd.
c/o Laurus Capital Management, LLC
825 Third Avenue
New York, New York 10022

Ladies and Gentlemen:

Reference is made to the (a) Security and Purchase Agreement dated as of July 26, 2005 made by Naturade, Inc, a Delaware corporation (the “Company”) in favor of Laurus Master Fund, Ltd., a Cayman Islands company (“Laurus”) (as amended, modified or supplemented from time to time, (the “Purchase Agreement”); (b) Ancillary Agreements referred to in the Purchase Agreement (each as amended, modified or supplemented from time to time, the “Ancillary Agreements”) (b) Guaranty of Peter Pocklington (as amended, modified or supplemented from time to time, the “Guaranty”), (b) (the Purchase Agreement, the Ancillary Agreements and the Guaranty, collectively, the “Existing Security and Guaranty Agreements”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Purchase Agreement.

WHEREAS, the Company has issued the following notes to Laurus on July 26, 2005 pursuant to the Purchase Agreement whose outstanding principal amounts, including all accrued and unpaid interest fees as of the date hereof are set forth below: Secured Convertible Term Note $909,090.91; Secured Revolving Note $2,324,338.51; and Minimum Borrowing Note $500,000; and

WHEREAS, each of the Company and Laurus desire to amend and restate certain aspects of the transactions contemplated by the Purchase agreement to, among other things,(i) eliminate the Minimum Borrowing Note, and all references and provisions of the Purchase Agreement and the Ancillary Agreements relating thereto, and further to allocate all amounts outstanding thereunder on the date hereof to the Secured Revolving Note; (ii) allocate $598,482 of the principal amount outstanding on the date hereof under the Secured Revolving Note to the Amended and Restated Secured Term Note; (iii) issue an Amended and Restated Secured Term Note to the Purchaser in the original principal amount of $1,650,000 (items (i), (ii) and (iii) are collectively referred to herein as the (“Restructuring”) and (iv) issue 1,050,000 restricted shares of the Company’s common stock to Laurus in connection with the transactions contemplated by the Restructuring.

NOW THEREFORE; in consideration of the foregoing, the parties hereto agree as follows.

1. The Minimum Borrowing Note is hereby extinguished and of no further force or effect; all amounts outstanding under the Minimum Borrowing Note are hereby irrevocably transferred and assigned to and shall constitute Loans under the Secured Revolving Note and shall remain “Obligations” under the Purchase Agreement.

2. To induce Laurus to provide additional financial accommodations to the Company evidenced by (i) that certain Amended and Restated Secured Term Note, dated January 6, 2006, made by the Company in favor of Laurus (as amended, modified or supplemented from time to time, the “January 2006 Term Note”), (ii) the Amended and Restated Security and Purchase Agreement referred to in the January 2006 Term Note (as amended, modified or supplemented from time to time, the “Amended and Restated Purchase Agreement”) and (iii) the Ancillary Agreements referred to in, and defined in, the Amended and Restated Purchase Agreement (the agreements set forth in the preceding clauses (i) through (iii), inclusive, collectively, the “January 2006 Agreements”), each of the Company and Peter Pocklington hereby:

(a) represents and warrants to Laurus that it has reviewed and approved the terms and provisions of the January 2006 Agreements and the documents, instruments and agreements entered into in connection therewith;

(b) acknowledges, ratifies and confirms that all indebtedness incurred by, and all other obligations and liabilities of, each of the Company under the January 2006 Agreements constitutes (i) “Guaranteed Documents” under, and as defined in the Guaranty, and (ii) “Obligations” under, and as defined in, the Purchase Agreement;

(c) acknowledges, ratifies and confirms that all of the terms, conditions, representations and covenants contained in the Existing Security and Guaranty Agreements are in full force and effect and shall remain in full force and effect after giving effect to the execution and effectiveness of the January 2006 Agreements;

(d) represents and warrants that no offsets, counterclaims or defenses exist as of the date hereof with respect to any of the undersigned’s obligations under any Existing Security and Guaranty Agreements; and

(e) acknowledges, ratifies and confirms the grant by the Company to Laurus of a security interest in the assets of (including the equity interests owned by) of the Company as more specifically set forth in the Existing Security and Guaranty Agreements.

3. The Company hereby agrees that upon the execution and delivery of the Amended and Restated Purchase Agreement, the Ancillary Agreements and this Agreement by the parties thereto, to issue irrevocable instructions to its transfer agent directing the agent to issue, within three business days of its receipt thereof, a certificate of common stock representing the Shares to Laurus, such certificate bearing an appropriate restrictive legend.

4.	This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

NATURADE, INC.

By: /s/Stephen M. Kasprisin

Name: Stephen M. Kasprisin
Title: Chief Financial Officer

By: /s/ Peter H. Pocklington

Name: Peter Pocklington
Title: Individual

Acknowledged and Agreed to by:

LAURUS MASTER FUND, LTD.

By: /s/ David Grin

Name: David Grin
Title: Director